SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is entered as of the ___ day of November 2014, by and between Frank P. Gatto (“Executive”) and DEX MEDIA, INC. (the “Company”).
1.Effective October 31, 2014 (the “Termination Date”), Executive’s employment with the Company is terminated without cause and Executive will cease to serve as an officer, employee, and, as applicable, director of the Company and its subsidiaries and affiliates. For the avoidance of doubt, the termination of Executive’s employment is “without Cause,” and is “in conjunction with a Change in Control” as such capitalized terms are defined in the Company’s Severance Plan – Executive Vice Presidents and above, effective as of July 30, 2014 (the “Plan”), a copy of which is attached hereto as Exhibit A and made a part hereof as if set forth in full herein.
2.    Subject to this Agreement and to the terms and conditions of the Plan, Executive shall be entitled to the payments and benefits set forth in the termination letter dated October 31, 2014, a copy of which is attached hereto as Exhibit B. Executive waives, releases and agrees never to assert in any manner against the Company, or any of its subsidiaries or affiliates his right to any payment or benefit not set forth on Exhibit B, including any payment or benefit under any employee benefit plan (whether or not subject to the Employee Retirement Income Security Act of 1974, as amended) other than the SuperMedia Pension Plan for Management Employees, the SuperMedia Savings Plan or any plan sponsored by the Company or its affiliates which provides for post-retirement health benefits. Executive acknowledges that the provisions of Section 3.1(d) of the Plan (pursuant to which payments and benefits under the Plan are subject to the execution of the General Release including the Employer Protection Obligations to which the Company requires newly-hired EVP’s to commit prior to their employment with the Company, set forth in the Confidentiality, Solicitation & Intellectual Property Agreement and Leadership Employee Noncompetition Agreement attached hereto as Exhibit C and Exhibit D, respectively, and made a part hereof as if set forth in full herein) shall apply to the amounts paid or payable to Executive under this Agreement and the Plan, and Executive hereby affirms his obligations pursuant to such Employer Protection Obligations and acknowledges the Company’s rights thereunder.
3.    In consideration of the premises and the payments and benefits to be made or provided by the Company to Executive under this Agreement and the Plan, Executive, for himself and for the executors and administrators of his estate, his heirs, successors and assigns, hereby releases and forever discharges the Company, its subsidiaries, its affiliates and their current and former officers, directors, employees and stockholders (collectively, the “Released Parties”) from, and waives and agrees never to assert against the Released Parties, any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, including without limitation, claims under any purported retiree life insurance plan, against the Company or any of its current or former officers, directors, employees or stockholders that Executive ever had, now has or hereafter can, shall or may have for, upon, arising out of or relating to his employment, the termination of his employment, any transaction, dealing, relationship (including the Executive’s ownership of Company stock options, equity based awards, or other securities directly or through any employee plan or other agreement), plan, policy or program of the Company, conduct, act or omission, or any other matter or thing whatsoever that has occurred or exists at any time prior to or as of the date of this Agreement (collectively defined herein as “Claims”). The foregoing release includes, but is not limited to, all claims Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Texas Commission on Human Rights Act, Tex. Rev. Civ. Stat. Art. 5221k; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; the Texas Labor Code, Section 451 et. seq.; the Securities Exchange Act of 1934, codified at 15 U.S.C. § 78a, et. seq.; the Securities Act of 1933, codified at 15 U.S.C. § 77a, et. seq.; the Texas Business and Commerce Code; the Texas Securities Act, Tex. Rev. Stat. Ann art. 581-33 and any other state securities or Blue Sky law; the Employee Retirement Income Security Act of 1974, codified at 29 U.S.C. § 1001, et. seq.; and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees. The parties acknowledge that this Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive. This paragraph 3 and any provision in this Agreement to the contrary notwithstanding, the Company agrees that nothing in this Agreement is intended to release, discharge, waive, restrict or in any manner limit Executive’s rights under and concerning enforcement of this Agreement and the Plan.
4.    Executive shall not make any statements, either directly or through other persons or entities that are disparaging to or of the Company or any of its affiliates, management, current or former officers, directors, shareholders, services, products, operations, prospects or any other matters relating to the Company’s businesses.
5.    The Company has advised Executive in writing to consult with an attorney prior to executing this Agreement. By executing this Agreement, Executive acknowledges that (a) he has been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Agreement, (b) he has been given twenty-one (21) days in which to consider whether he wishes to enter into this Agreement, (c) he has elected to enter into this Agreement knowingly and voluntarily, (d) his waiver of rights or claims is in exchange for the good and valuable consideration herein; and (e) if he enters into this Agreement within fewer than twenty-one (21) days from receipt of this Agreement, he has knowingly and voluntarily waived the remaining time. Executive agrees and understands that he may revoke this Agreement regarding his release of claims under the Age Discrimination in Employment Act within seven (7) days after signing it (the “Revocation Period”). Revocation is only effective if Executive delivers a written notice of revocation to Company within seven (7) days after signing this Agreement. Executive understands that this Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the Age Discrimination in Employment Act, in which case Executive has the Revocation Period to revoke his release of those claims. Executive further acknowledges that, notwithstanding anything to the contrary contained herein or in the Plan, Executive shall not be entitled to receive severance payments and benefits under this Agreement or the Plan if Executive revokes this Agreement or if the Revocation Period has not expired within 60 days after the Termination Date.
6.    Each of the parties hereto agrees to keep confidential the specific terms of this Agreement, and shall not disclose the terms of this Agreement to any person except its own financial, tax, and legal advisors, unless required to disclose such terms to others by legal process or applicable law, in which event the party so ordered shall to the extent practical under the circumstances first give notice to the other party in order that such other party may have an opportunity to seek a protective order. This Agreement may be disclosed or appended as an exhibit to any securities filing required to be made by the Company; however, after having been so disclosed or appended, Executive shall have a further duty of confidentiality concerning this Agreement, as set forth in this paragraph. In addition, Executive agrees that he remains bound to any agreement he previously executed with the Company or any of its subsidiaries or affiliates, including but not limited to, the Company’s Confidentiality and Non-Compete Agreement. If any of the terms of this Agreement conflict with the terms of previous agreements executed by Executive, the terms of this Agreement shall be controlling.
7.    Executive has returned, or promptly after the execution of this Agreement will return, to the Company all property of the Company, including but not limited to, any computers, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards and data in his possession or control. The Company may take reasonable steps to electronically examine such computer equipment that Executive used in the course of his employment. If the Executive later discovers that he has any Confidential Information (as defined in Exhibit C hereto) remaining in his possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession and control, including all copies and portions thereof.
8.    Executive shall continue to be indemnified for acts and omissions occurring on or prior to the Termination Date to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company in accordance with their terms as in effect from time to time and that certain Indemnity Agreement by and between Executive and the Company, dated as of April 30, 2013 (the “Indemnification Agreement”). Executive shall be covered under the Company’s directors’ and officers’ liability insurance policies in effect from time to time on the same basis that other former directors and officers are covered. Executive agrees to promptly notify the Company of any claims made against him in his capacity as a former officer/employee of the Company.
9.    Any notice to be given hereunder shall be in writing and shall be deemed given when hand delivered or mailed by certified mail, return receipt requested, addressed as follows:
To Executive at:    Frank P. Gatto
202 Brookview Court
Southlake, TX 76092

To the Company at:    2200 West Airfield Drive
P. O. Box 619810
D/FW Airport, Texas 75261-9810
Attention: General Counsel
10.    The payment of any amount pursuant to this Agreement shall be subject to all applicable tax withholding. The terms of this Agreement and the Plan are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed, provided, reimbursed, deferred or settled under this Agreement and the Plan will not be subject to any additional taxation or premium interest under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible, and the Company shall have no liability, for any taxes, acceleration of taxes, interest or penalties arising under Section 409A. Subject to the preceding sentence and notwithstanding any provision of this Agreement or the Plan to the contrary, the following provisions shall apply for purposes of complying with Section 409A:
(a)    Any cash severance payment that may be paid or provided under the Plan is intended to meet the short-term deferral exemption under Section 409A and shall be paid on the 60th day following Executive’s date of termination, provided, that the Executive has not previously exercised any revocation rights described in paragraph 5 above and that the Revocation Period with respect to the exercise of such rights shall have previously expired.
(b)    Notwithstanding Section 4.1 of the Plan, with respect to any post-termination group health plan coverage, (1) for the period of time during which Executive would be entitled (or would, but for this Plan, be entitled) to continuation coverage under a group health plan of the Company under section 4980B of the Code (COBRA) if Executive elected such coverage and paid the applicable premiums (generally, such period is 18 months and is herein referred to as the “initial post-termination coverage period”), Executive shall pay the amount of the applicable premium on a monthly basis and the Company will pay the balance of the premium; and (2) during the balance of the period described in the Plan, if any (following the expiration of the initial post-termination coverage period), Executive shall pay the full cost of the coverage as determined under the then current practices of the Company on a monthly basis, and, at or as soon as practicable (but not more than 2½ months) after the end of each calendar year in which such coverage is provided, the Company shall pay Executive an amount equal to the excess of the premiums paid by the Executive for such coverage during such year over the amount that Executive would have paid for such coverage if Executive’s employment had not terminated.
(c)    Except as otherwise required by Section 5 of Article III of Appendix to the Plan, any payment under Article III of Appendix to the Plan shall be made no later than the end of Executive’s taxable year next following Executive’s taxable year in which the taxes are remitted or expenses are incurred, as the case may be
11.    Executive agrees to cooperate with the Company and its attorneys in connection with any litigation or other proceeding arising out of or relating to any matters in which Executive was involved prior to the Termination Date or with respect to which Executive has information. Executive’s cooperation will include, without limitation, providing reasonable assistance to the Company’s counsel, experts and consultants and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that Executive’s cooperation is requested after the Termination Date, the Company will (a) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter, and (b) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses. The foregoing is in addition to and shall not be deemed to modify the Company’s obligations to indemnify Executive under paragraph 8 of this Agreement, the Indemnification Agreement, and the corporate governance documents of the Company.
12.    The Company represents and warrants to Executive that (assuming this Agreement constitutes the legal, valid and binding obligation of Executive) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally, and

(b) is subject to the general principles of equity (regardless of whether considered in a proceeding in law or equity).
13.    This Agreement may not be amended except by mutual written agreement of Executive and an authorized officer of the Company. No waiver by any party to this Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced. In the event there is a conflict between any provision of this Agreement and any provision of any employee plan or other agreement, plan, policy or program of the Company, the provisions of this Agreement shall control.
14.    Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) or assigns. This Agreement shall be governed by the substantive laws of the State of Texas, without giving effect to any principles of conflicts of law.
15.    The Company and Executive agree to execute and deliver such documents and other instruments and take such further actions as may be reasonably necessary and appropriate to carry out the purposes of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

DEX MEDIA, INC.    EXECUTIVE:

By: /s/ Debra M. Ryan Name: Debra M. Ryan Title: Executive Vice President – Human Resources and Employee Administration	/s/ Frank P. Gatto Frank P. Gatto

Exhibit A
SEVERANCE PLAN—EXECUTIVE VICE PRESIDENT AND ABOVE
(See attached)

Exhibit B
TERMINATION LETTER

October 31, 2014

Mr. Frank Gatto
202 Brookview Court
Southlake, TX 76092

Dear Frank:

Please find attached a description of the payments and benefits that are due to you upon the termination of your employment with the company. These amounts and the timing of such payments are subject to the terms and conditions of their respective plans and your Separation Agreement and Release.

Amounts payable to you may be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“409A”), including, but not limited to, the cash severance and other benefits described in the materials included here. Any payments found to be subject to 409A must be delayed until a date that is at least six (6) months later than your last day worked at the company. Failure to comply with the delayed payment requirement may result in the imposition of an additional 20% tax applied to amounts subject to 409A, in addition to your ordinary, applicable employment and income taxes. You would be solely responsible for the payment of any taxes arising under 409A.

As you know, benefits that are offered pursuant to the Dex Media, Inc. Severance Plan - Executive Vice Presidents and Above are subject to your proper execution of the Separation Agreement and Release.

Sincerely,

Debra M. Ryan
EVP, Human Resources

Per the terms of the Company’s plans and award agreements, the following payments will be made to Mr. Gatto subject to the Plan terms:

	Brief Description	Value ($000)	Timing
Cash Severance	2X Base Salary and 2X Bonus	$1,462	Payable at separation pending the Company’s receipt of the Release Agreement, and at the same time as all other participants with regards to the pro rata STI payment.
2014 Pro Rata Bonus (STI)	Pro Rata STI	$251
Benefit Continuation (Health) / COBRA Supplement [2,4]	2 years	$23
Life Insurance[3]	18 months	$2
Perquisites[3] (Financial Planning, Cash Allowance, Exec. Physical)	2 years	$63
Outplacement Services[3]	1 year	$10
2013 Stock Options (55,600 options at $10.25 ex. price)	Accelerated Vesting	--	Vested at time of separation
2013 Restricted Stock Award (22,200 RSAs)	Accelerated Vesting	$178
2013-2015 Cash LTIP Award	Accelerated Vesting of 2013 Performance Award	$342	Payable six (6) months following separation
	Total:	$2,329

1.
Any unpaid items due to Mr. Gatto at the time of his separation will be paid at the time of separation. These items include i) unreimbursed business expenses, ii) unpaid base salary or perquisites, and iii) payment for unused vacation at the time of separation ($TBD as of 10-31-2014).

2.
Mr. Gatto will receive benefits under Company-sponsored pension plans (will provide to the Board separately / does not require Board consideration or approval). These items will be paid out under, and in accordance with the terms of, their respective plans and award agreements, as appropriate.

3.
The values of certain benefits and perquisites are estimated for CBC review; the actual costs and payments will be determined in accordance with the Company’s benefits plans at the time they are actually paid.

4.	COBRA Supplement value updated from $17K to $23K on 11/3/2014. No change to policy – updated estimate only.

Exhibit C
CONFIDENTIALITY, SOLICITATION & INTELLECTUAL PROPERTY AGREEMENT

In consideration of my employment by SuperMedia LLC, Dex One Services, Inc. and any successor, subsidiary, Related Company, as defined below, or affiliate (collectively “Dex Media”), I, [EMPLOYEE NAME], hereby acknowledge and agree as follows:

1.Acknowledgement.

a) Dex Media means Dex One Service, Inc. SuperMedia LLC and any Related Company that is my employer as of the Effective Date of this Agreement. Any company of which Dex Media Inc. is the ultimate parent is a “Related Company”.

b)Dex Media provides a broad range of marketing products and services to generate customer leads for local, regional and national businesses, including developing messaging, optimizing marketing programs and leveraging products such as online and mobile search solutions, print and online yellow pages directories, voice based search platforms, a large pay-per-click ad network, and related products and services (“Dex Media’s Business”).

c)The provisions set forth in this Agreement are reasonably necessary to protect Dex Media’s legitimate business interests and do not interfere with my ability to earn a comparable living or secure employment in the field of my choice. In addition, I agree and acknowledge that Dex Media will suffer costly and irreparable harm, loss and damage if this Agreement is violated and any assessment of damages would not adequately compensate Dex Media for said harm, loss and damage. I authorize Dex Media to disclose this Agreement to my future or prospective employers along with notification of Dex Media’s intent to exercise all rights it has to seek enforcement of its terms. I further agree to provide a copy of this Agreement to any prospective employer prior to accepting any offer of employment during the twelve month period immediately following my termination of employment by Dex Media.

d)In the event of my transfer to any Related Company, either at my request or the request of Dex Media: (i) the obligations that I owe to Dex Media as set forth in this Agreement shall be owed with equal force and effect to the Related Company; (ii) the rights afforded to Dex Media herein shall extend to the Related Company; (iii) all provisions of this Agreement shall apply for the benefit of the Related Company just as if this Agreement was originally made between me and the Related Company; and (iv) for purposes of this Agreement only, my transfer to any Related Company shall not be treated as a termination of my employment with Dex Media.

2.Employment at Will. Nothing in my conditional employment offer letter from Dex Media or this Agreement grants me rights of any kind including, without limitation, any right to employment for a particular term or any right to severance pay, and does not alter the my status as an employee at will. Just as I may terminate my employment at any time, with or without cause, Dex Media may also terminate my employment at any time, with or without cause.

3.Confidential Information. During my employment with Dex Media, I will not disclose or use for the benefit of any person or entity other than Dex Media any Confidential Information, as defined below. In addition, during my employment with Dex Media, I will not disclose or use for the benefit of Dex Media, myself or any other person or entity any confidential or trade secret information belonging to any former employer or other person or entity to which I owe a duty of confidence or nondisclosure with respect to such information. On the day my employment with Dex Media ends, I will return all Confidential Information to Dex Media. From that day forward I will not disclose Confidential Information to any person outside Dex Media, or use Confidential Information for any purpose, unless expressly and specifically authorized in writing to do so by a Dex Media Executive Vice President or higher-level Dex Media officer. “Confidential Information” is any oral or written technical or business information not generally known outside of Dex Media, including without limitation, sensitive business information, trade secrets, intellectual property, customer records and lists, information relating to customers negotiations, policy manuals, merger and acquisition plans, training materials and marketing plans, corporate financial information, software and documentation, performance evaluations, analyses of competitive products, contracts and sales proposals, employment records, other critical and sensitive information, internal audit reports, and all information regarding Dex Media or Dex Media’s Business for which Dex Media owes a third party a duty of confidence or nondisclosure.

4.Intellectual Property.

a)    Dex Media shall own all right, title and interest (including patent rights, copyrights, trade secret rights, and all other intellectual and industrial property rights of any sort throughout the world) in or relating to any and all inventions (whether or not patentable), works of authorship, copyrightable works (“works for hire”), computer or other apparatus programs, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Dex Media (collectively “Inventions”), and I will promptly disclose all Inventions to Dex Media. Inventions will be deemed to have been made in the course of employment unless the Invention (1) was developed on your own time outside your regular or assigned duties for the company, and (2) no company equipment, facility, or proprietary information of the company was used. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Dex Media, at Dex Media’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Dex Media and its agents and attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If anything created by me prior to my employment relates in any way to Dex Media’s Business, I have listed it on Appendix 1, “Pre-employment Inventions”. If I use or (except pursuant to this Section) disclose my own pre-existing confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Dex Media, Dex Media will have and I hereby grant Dex Media a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights. If I am at any time employed by Dex Media in the State of California, I agree that the terms set forth in Exhibit A, “California Supplemental Terms”, shall apply to the extent of my employment in California. Upon termination of my employment, I will promptly deliver to Dex Media all confidential drawings, blueprints, manuals, letters, notes, notebooks, reports, computer discs and other computer formatted information, and copies thereof, and all other materials of a secret or confidential nature relating to Dex Media's business which are in my possession or under my control.

b)    I covenant and agree that I will not (except as required in the course of employment with Dex Media), while in the employ of Dex Media or thereafter, communicate or divulge to, or use for the benefit of myself or any other person, firm, association, or corporation, without the written consent of Dex Media, any proprietary information concerning any inventions, discoveries, improvements, processes, formulas, apparatus, computer programs, equipment, methods, trade secrets, research data, rate and cost data, circuit layouts, daily addenda, personnel data, identities of users or purchasers of Dex Media’s products or services, customer billing or other proprietary matters possessed, owned, or used by Dex Media or its affiliates, including proprietary information of a third party which Dex Media is bound to protect that may be communicated to, acquired by, or learned of or developed by the me in the course of or as a result of my employment with Dex Media. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, and the like relating to the business of Dex Media, which I shall use or prepare shall remain the sole property of Dex Media.

5.Non-Solicitation. During the term of my employment with Dex Media and for a period of 1 (one) year after termination of my employment for any reason, I will not directly or indirectly induce, encourage, or solicit an employee of Dex Media to terminate his or her employment with Dex Media. I further agree to not employ any current or former employee of the Company for a period of 1 (one) year after termination of my employment for any reason.

6.Related Companies. I agree that each of my obligations under this Agreement shall benefit Dex Media Inc. and each Related Company to the same extent as if such obligations were expressly and separately stated as being owed to each Related Company and that each Related Company is intended by us to be a third party beneficiary of this Agreement and is entitled to enforce the provisions in this Agreement included for its protection.

7.Violation/Remedies. This Agreement may be strictly enforced in equity by injunctive relief, and I agree to submit to the equitable jurisdiction of any court having jurisdiction over the matter, in any action to enjoin the violation of this Agreement. I agree that in the event of a violation of this Agreement, Dex Media shall be irreparably harmed and so shall be entitled to an injunction from a court of competent jurisdiction, restraining any further violation of the restrictive covenants by me or any other person or entity assisting me in engaging in such conduct which violates this Agreement. The right to an injunction as provided for by this paragraph shall be cumulative and not exclusive, and shall be in addition to any other remedies available to the Dex Media

8. Governing Law/Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the state of Texas but excluding conflict of law provisions or any law that would require application of the law of any other jurisdiction. Venue shall be proper in Tarrant County, Texas.

9.Interpretation and Severability. I expressly agree that if a court of competent jurisdiction deems any of the language contained in this Agreement to be vague or ambiguous, such language shall not be presumptively construed against Dex Media or me, but shall be construed to give effect to the true intentions of the parties. If for any reason any section, subsection or any portion of this Agreement is judicially declared to be invalid or unenforceable by a court of competent jurisdiction, the same shall not affect the validity or enforceability of any other section or subsection or portion thereof.

10.Assignment; Successors and Assigns. Dex Media may assign this Agreement to any Related Company and any Related Company may further assign this Agreement to any other Related Company. I may not assign any of my obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon Dex Media’s successors and assigns and may be enforced by Dex Media and its successors and assigns. This Agreement shall inure to the benefit of and be binding upon me, my heirs, executors, administrators and legal representatives.

11.Waiver and Enforceability. No failure or delay in exercising any right, power or remedy hereunder shall constitute a waiver, forfeiture or other impairment of such right, power or remedy. Except as expressly provided herein to the contrary, the rights, power and remedies herein are cumulative rather than exclusive and may be exercised concurrently or consecutively in any order.

12.Entire Agreement. This Agreement constitutes the entire agreement between Dex Media and me with respect to the subject matter hereof. I represent and warrant that I have not relied on any promise or representation not set forth in this Agreement. No changes, modifications, or amendments of any terms and conditions of this Agreement are valid or binding unless agreed to by the Dex Media in a writing signed by both the Dex Media and me.

13.Electronic Acceptance/Effective Date. If available, I acknowledge that I may accept this Agreement by electronic signature in accordance with Dex Media’s approved format. This Agreement shall be effective as of my first day of employment or the date of my signature, whichever is later (the “Effective Date”).

14.Collective Bargaining Agreement. In the event I am employed by the Dex Media pursuant to a collective bargaining agreement, if there is a conflict between this Agreement and the collective bargaining agreement, the collective bargaining agreement will control to the extent of the conflict.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Accepted and Agreed to:

[EMPLOYEE NAME]

Employee Signature _______________________________

Date ___________________________________________

Exhibit D
LEADERSHIP EMPLOYEE NONCOMPETITION AGREEMENT

In consideration of my employment by Dex Media or any successor, affiliate, subsidiary, or Related Company (as defined below), I, [EMPLOYEE NAME], hereby acknowledge and agree as follows:

15.Acknowledgement.

a)     Dex Media means Dex One Service, Inc., SuperMedia LLC and any Related Company. Each of Dex Media’s subsidiaries and affiliated companies is a Related Company.

b)    Dex Media and its Related Companies (hereinafter referred to as the “Company”) provides a broad range of marketing products and services to generate customer leads for local, regional and national businesses, including developing messaging, optimizing marketing programs and leveraging products such as online and mobile search solutions, print and online yellow pages directories, voice based search platforms, a large pay-per-click ad network, and related products and services (“Company Business”).

c)    The provisions set forth in this Agreement are reasonably necessary to protect the Company’s legitimate business interests and do not interfere with my ability to earn a comparable living or secure employment in the field of my choice. In addition, I agree and acknowledge that the Company will suffer costly and irreparable harm, loss and damage if this Agreement is violated and any assessment of damages would not adequately compensate the Company for said harm, loss and damage. I authorize the Company to disclose this Agreement to my future or prospective employers along with notification of the Company’s intent to exercise all rights it has to seek enforcement of its terms. I further agree to provide a copy of this Agreement to any prospective employer prior to accepting any offer of employment during the twelve month period immediately following my termination of employment by Company.

d)    In the event of my transfer to any Related Company, either at my request or the request of the Company: (i) the obligations that I owe to the Company as set forth in this Agreement shall be owed with equal force and effect to the Related Company; (ii) the rights afforded to the Company herein shall extend to the Related Company; (iii) all provisions of this Agreement shall apply for the benefit of the Related Company just as if this Agreement was originally made between me and the Related Company; and (iv) for purposes of this Agreement only, my transfer to any Related Company shall not be treated as a termination of my employment with the Company.

16.Employment at Will. Nothing in my conditional employment offer letter from the Company or this Agreement grants me rights of any kind including, without limitation, any right to employment for a particular term or any right to severance pay, and does not alter the my status as an employee at will. Just as I may terminate my employment at any time, with or without cause, the Company may also terminate my employment at any time, with or without cause.

17.Noncompetition Agreement. During my employment with the Company and for a period of one (1) year following the termination of my employment with the Company (whether voluntary or involuntary and regardless of the reason for, or party initiating, the termination), I will not engage in any of the following activities on my own behalf or in any capacity on behalf of another person, company or other entity (collectively “others”):

a)    Engage in any capacity, including as principal, agent, employee, employer, stockholder of more than five percent (5%) of the issued and outstanding stock, advisor, partner, or consultant, which includes my primary job functions performed within the last twelve (12) months of my employment with the Company in any business (or assist others to engage in any business) that is Directly Competitive with the Company’s Business in those states in which I had contact, directly or indirectly, with a Customer or Prospective Customer during the last twelve (12) months of my employment by the Company or if my job did not involve customer contact, within a fifty (50) mile radius of the city or cities in which my primary duties were regularly performed; or

b)    Have any Material Interest in any person, company or entity that is Directly Competitive with the Company’s Business in those states in which I had contact, directly or indirectly, with a Customer or Prospective Customer during the last twelve (12) months of my employment by the Company or if my job did not involve customer contact, within a fifty (50) mile radius of the city or cities in which my primary duties were regularly performed; or

c)    Solicit, accept business from, serve, divert, or assist others in soliciting, accepting business from, serving or diverting any Customer or Prospective Customer of the Company with whom I have had any contact on behalf of the Company during the last twelve (12) months of my employment with the Company.

As used in this Section 3, the following terms shall have the meanings specified immediately below:

•
Directly Competitive means any business or activity that is the same as or substantially similar to the Company’s Business. This includes, but is not limited to, the sale and placement of advertising in print telephone directories, print magazines, internet yellow pages, digital advertising, search engine marketing or search engine optimization delivered via the internet or wireless telecommunications products or services, or web design or hosting.

•
Material Interest means the ownership of more than five percent (5%) of the total outstanding equity of a company or other entity, or the right to control the management, operations or affairs of others, or the exercise of control over or the management of others.

•	Customer means any person, company or other entity that has entered into an agreement or similar business arrangement with the Company relating to the Company’s Business.

•
Prospective Customer means any person, company or other entity that the Company reasonably identifies as a potential customer and who, at any time during the last twelve months of my employment with the Company, I had knowledge that the Company has had contact with concerning that person, company or other entity becoming a customer of the Company.

18.Related Companies. I agree that each of my obligations under this Agreement shall benefit Related Companies to the same extent as if such obligations were expressly and separately stated as being owed to each Related Company and that each Related Company is intended by us to be a third party beneficiary of this Agreement and is entitled to enforce the provisions in this Agreement included for its protection.

19.Violations/Remedies. This Agreement may be strictly enforced in equity by injunctive relief, and I agree to submit to the equitable jurisdiction of any court having jurisdiction over the matter, in any action to enjoin the violation of this Agreement. I agree that in the event of a violation of this Agreement, the Company shall be irreparably harmed and so shall be entitled to an injunction from a court of competent jurisdiction, restraining any further violation of the restrictive covenants by me or any other person or entity assisting me in engaging in such conduct which violates this Agreement. The right to an injunction as provided for by this paragraph shall be cumulative and not exclusive, and shall be in addition to any other remedies available to the Company.

20.Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas but excluding its conflict of laws provisions or any law that would require application of the law of any other jurisdiction. Venue shall be proper in Tarrant County, Texas.

21.Interpretation and Severability. I expressly agree that, if a court of competent jurisdiction deems any of the language contained in this Agreement to be vague or ambiguous, such language shall not be presumptively construed against the Company or me, but shall be construed to give effect to the true intentions of the parties. If for any reason any section, subsection or any portion of this Agreement is judicially declared to be invalid or unenforceable by a court of competent jurisdiction, the same shall not affect the validity or enforceability of any other section or subsection or portion thereof.

22.Assignment; Successors and Assigns. The Company may assign this Agreement to any Related Company and any Related Company may further assign this Agreement to any other Related Company. I may not assign any of my obligations under this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns and may be enforced by the Company and its successors and assigns. This Agreement shall inure to the benefit of and be binding upon me, my heirs, executors, administrators and legal representatives.

23.Waiver and Enforceability. No failure or delay in exercising any right, power or remedy hereunder shall constitute a waiver, forfeiture or other impairment of such right, power or remedy. Except as expressly provided herein to the contrary, the rights, power and remedies herein are cumulative rather than exclusive and may be exercised concurrently or consecutively in any order.

24.Entire Agreement. This Agreement constitutes the entire agreement between the Company and me with respect to the subject matter hereof. I represent and warrant that I have not relied on any promise or representation not set forth in this Agreement. No changes, modifications, or amendments of any terms and conditions of this Agreement are valid or binding unless agreed to by the Company in a writing signed by both the Company and me.

25.Electronic Acceptance/Effective Date. If available, I acknowledge that I may accept this Agreement by electronic signature in accordance with the Company’s approved format. This Agreement shall be effective as of my first day of employment with the Company or the date of my signature, whichever is later (the “Effective Date”).

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Accepted and Agreed to:

[OFFICER’S NAME]

Employee Signature _______________        ______________

Date _______________________        ___________________________